EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated (i) May 4, 2007 with respect to the consolidated financial statements and schedule of NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.) as of December 31, 2006 and 2005, and for the year ended December 31, 2006 and the period from March 16, 2005 (date of inception) to December 31, 2005, and (ii) May 8, 2007 with respect to the balance sheet of NY Credit Trust as of December 31, 2006, which reports are included in the Registration Statement (No. 333-138650) and Prospectus on Amendment No. 3 to Form S-11. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus of NY Credit Corp. (formerly NY Credit Trust) on Amendment No. 3 to Form S-11, and to the use of our name as it appears under the caption
“Experts”.
/s/ Grant Thornton LLP
New York, New York
June 8, 2007